Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF GENERAC HOLDINGS INC.

(Under Sections 242 and 245 of the
Delaware General Corporation Law)

Generac Holdings Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.                                       The name of the Corporation is Generac Holdings Inc.  The Corporation was originally incorporated under the name GPS CCMP Acquisition Corp.  The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 12, 2006.

2.                                       This Third Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL and by the written consent of its stockholders in accordance with Section 228 of the DGCL.

3.                                       This Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

4.                                       The Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1.                                   Name.  The name of the Corporation is Generac Holdings Inc.

ARTICLE II

Section 2.1.                                   Address.  The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1.                                   Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.  Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the DGCL and other applicable law.

ARTICLE IV

Section 4.1.                                   Authorized Shares.  The total number of shares of stock which the Corporation shall have authority to issue is FIVE HUNDRED FIFTY MILLION (550,000,000) shares, of which (i) FIVE HUNDRED MILLION (500,000,000) shares shall be shares of Common Stock, par value $0.01 per share (the “Common Stock”) and (ii) FIFTY MILLION (50,000,000) shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).  Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Third Amended and Restated Certificate of Incorporation.  The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

Upon this Third Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each share of Class A Common Stock, par value $0.01 per share, of the Corporation, outstanding immediately prior to the Effective Time (including treasury shares) (“Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified as and shall become one (1) new validly issued, fully paid and nonassessable share of Common Stock.  The reclassification of the Old Common Stock into Common Stock will occur at the Effective Time, regardless of when any certificates previously representing such shares of Old Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing such new shares of Common Stock.  Until surrendered, each certificate that theretofore represented shares of Old Common Stock shall thereafter represent such number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate have been reclassified.

No fractional shares of Common Stock shall be issued upon reclassification of the Old Common Stock hereby.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.

Section 4.2.                                   Common Stock.  The Common Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:

(a)                                  Voting.  Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders of the Corporation and shall have one vote for each share of Common Stock held of record by such holder of record as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation; provided, however, that to the fullest extent permitted by law, holders of

Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) that relates solely to the terms of one or more outstanding series or class(es) of Preferred Stock if the holders of such affected series or class(es) of Preferred Stock are entitled, either separately or together with the holders of one or more other such series or class(es), to vote thereon pursuant to applicable law or this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock).

(b)                                 Dividends and Distributions.  Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, or stock as may be declared on the Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

(c)                                  Liquidation, etc.  Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

(d)                                 No holder of shares of Common Stock shall have cumulative voting rights.

(e)                                  No holder of shares of Common Stock shall be entitled to preemptive, subscription, redemption, or conversion rights.  The shares of Common Stock shall not be subject to any sinking fund provisions.

Section 4.3.                                   Preferred Stock.  The Board of Directors is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series or classes and to fix for each such series or class the number of shares constituting such series or class and the designation of such series or class, the voting powers (if any), whether full or limited, of the shares of such series or class, and the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series or class and the qualifications, limitations, and restrictions thereof and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto.  Without limiting the generality of the foregoing, to the fullest extent as may now or hereafter be permitted by the DGCL the authority of the Board of Directors with respect to the Preferred Stock and any series or class thereof shall include, but not be limited to, determination of the following:

(a)                                  the number of shares constituting any series or class and the distinctive designation of that series or class;

(b)                                 the dividend rate on the shares of any series or class, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series or class;

(c)                                  whether any series or class shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(d)                                 whether any series or class shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(e)                                  whether the shares of any series or class shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)                                    whether any series or class shall have a sinking fund for the redemption or purchase of shares of that series or class, and, if so, the terms and amount of such sinking fund;

(g)                                 the rights of the shares of any series or class in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series or class; and

(h)                                 any other powers, preferences, rights, qualifications, limitations, and restrictions of any series or class.

The powers, preferences and relative, participating, optional and other special rights of the shares of each series or class of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series or classes at any time outstanding.  Unless otherwise provided in the resolution or resolutions providing for the issuance of such series or class of Preferred Stock, shares of Preferred Stock, regardless of series or class, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series or class of Preferred Stock, and the Company shall have the right to reissue such shares.

Section 4.4.                                   Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.  Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE V

Section 5.1.                                   Powers of the Board.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by applicable law or by this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock).

Section 5.2.                                   Number of Directors.  Upon the Effective Time, the total number of directors constituting the entire Board of directors shall be seven (7).  Thereafter, subject to the terms of any one or more series or classes of Preferred Stock, the total number of directors constituting the entire Board of Directors shall consist of not less than one nor more than fifteen members, the exact number of which shall be fixed from time to time exclusively by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

Section 5.3.                                   Classification of the Board.  Effective upon the Effective Time, the directors of the Corporation shall be divided into three classes designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  The Board of Directors may assign members of the Board of Directors already in office to such classes as of the Effective Time.  The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Effective Time; the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time.  At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such a manner as the Board of Directors shall determine so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

Section 5.4.                                   Removal of Directors.  Subject to the terms of any one or more series or classes of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.  For purposes of this Article V, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

Section 5.5.                                   Term.  A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office.  A director may resign at any time upon notice to the Corporation.

Section 5.6.                                   Vacancies.  Subject to the terms of any one or more series or classes of Preferred Stock, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are duly elected and qualified.

Section 5.7.                                   Director Elections by Holders of Preferred Stock.  Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law.

Section 5.8.                                   Officers.  Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VI

Section 6.1.                                   Elections of Directors.  Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

Section 6.2.                                   Advance Notice.  Advance notice of nominations for the election of directors or proposals of other business to be considered by stockholders, made other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, shall be given in the manner provided in the Bylaws of the Corporation.  Without limiting the generality of the foregoing, the Bylaws may require that such advance notice include such information as the Board of Directors may deem appropriate or useful.

Section 6.3.                                   No Stockholder Action by Consent.  Subject to the terms of any one or more series or classes of Preferred Stock, if CCMP Capital Advisors, LLC and its affiliates (collectively, “CCMP”) collectively, beneficially own (as shall be determined in accordance with Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) less than fifty percent (50.0%) of the then outstanding shares of the Common Stock, then any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders of the Corporation and may not be effected by any written consent in lieu of a meeting by such stockholders, unless the directors then in office unanimously recommend that such action be permitted to be taken by written consent of stockholders.  For purposes of this Section 6.3 and Article XII, “affiliates” shall mean, with respect to a given person, all other persons that, directly or indirectly, control, are controlled by or are under common control with, such person; provided, however, that for the purposes of this definition none of the Corporation, its subsidiaries and any entities (including corporations, partnerships, limited liability companies or other persons) in which the Corporation or its subsidiaries hold, directly or indirectly, an ownership interest, on the one hand, or (ii) CCMP and its affiliates (excluding the Corporation, its subsidiaries or other entities described in clause (i)), on the other hand, shall be deemed to be “affiliates” of one another.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any person means the possession, directly or indirectly, of beneficial ownership of, or the power to vote, ten percent (10%) or more of the securities having voting power for the election of directors (or other persons acting in similar capacities) of such person or the power otherwise to direct or cause the direction of the management and policies of such person, whether through the ownership of securities, by contract or otherwise.

Section 6.4.                                   Postponement, Conduct and Adjournment of Meetings.  Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting.  The Board of Directors shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors to the chairman of such meeting in either such rules and regulations or pursuant to the Bylaws of the Corporation.

Section 6.5.                                   Special Meetings of Stockholders.  Special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of a majority of the directors then in office or the Chief Executive Officer of the Corporation.  The ability of stockholders to call a special meeting of stockholders is specifically denied.

ARTICLE VII

Section 7.1.                                   Limited Liability of Directors.  To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director.  If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  Any alteration, amendment, addition to or repeal of this Section 7.1, or adoption of any provision of this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Section 7.1, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

Section 7.2.                                   Mandatory Indemnification and Advancement of Expenses.  The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives.  The right to indemnification conferred by this Article VII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article VII.

Section 7.3.                                   Employees and Agents.  The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VII to directors and officers of the Corporation.

Section 7.4.                                   Non-Exclusivity.  The rights to indemnification and to the advance of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock), the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7.5.                                   Insurance.  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

Section 7.6.                                   Exception to Right of Indemnification.  Notwithstanding any provision in this Article VII, the Corporation shall not be obligated by this Article VII to make any indemnity in connection with any claim made against a current or former director of officer of the Corporation (an “Indemnitee”):

(a)                                  for which payment has actually been made to or on behalf of such Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b)                                 for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law; or

(c)                                  in connection with any proceeding (or any part of any proceeding)

initiated by such Indemnitee, including any proceeding (or any part of any proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other indemnitees, unless (i) the Corporation has joined in or the Board of Directors authorized the proceeding (or any part of any proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) the proceeding is one to enforce such Indemnitee’s rights to indemnification or the advancement of expenses.

Section 7.7.                                   Amendment of Article VII.  No alteration, amendment, addition to or repeal of this Article VII, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article VII, shall adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE VIII

Section 8.1.                                   Delaware.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

Section 9.1.                                   Bylaws.  In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, add to or repeal any and all Bylaws of the Corporation by a majority of the directors then in office.  Notwithstanding anything to the contrary contained in this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Corporation’s then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, alter, amend, add to or repeal any or all Bylaws of the Corporation or to adopt any provision inconsistent therewith.

ARTICLE X

Section 10.1.                             Creditors.  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE XI

Section 11.1.                             Section 203 of the DGCL.  The Corporation hereby elects not to be governed by Section 203 of the DGCL.

ARTICLE XII

Section 12.1.                             Corporate Opportunities.  To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and CCMP, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to CCMP or any of its managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.  Neither the alteration, amendment, addition to or repeal of this Article XII, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article XII, shall eliminate or reduce the effect of this Article XII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE XIII

Section 13.1.                             Amendment.  The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) in any manner now or hereafter prescribed by law, and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock), and in addition to any other vote that may be required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required to alter, amend, add to or repeal, or to adopt any provision inconsistent with, Sections 5.3 and 5.4 of Article V, Sections 6.3 and 6.5 of Article VI, Article VII, Article IX, Article XII hereof or this Article XIII.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed on its behalf this 10th day of February, 2010.

Generac Holdings Inc.

By:	/s/ Aaron Jagdfeld
Aaron Jagdfeld
Chief Executive Officer and President